Exhibit 10.4

PIXELARC LLC

Notice of Election to Convert Secured Loans to Equity

Date: May 20, 2025

To: Board of Directors

Global Interactive Technologies, Inc. (“GITS”)

From: PixelArc LLC

RE: Election to Convert Outstanding Secured Loan Obligations Pursuant to Promissory Notes and Security Agreement

PixelArc LLC (“PixelArc”), a secured creditor of Global Interactive Technologies, Inc. (“GITS” or the “Company”), hereby provides formal written notice of its election to convert certain indebtedness owed by the Company into equity securities, in accordance with the terms of that certain Promissory Note dated February 18, 2025, the Promissory Note dated April 18, 2025, and the associated Security Agreement dated April 18, 2025 (collectively, the “Loan Agreements”).

The total principal subject to this conversion is $172,666, representing the full outstanding principal balance of the two aforementioned short-term secured loans—$86,666 under the February Note and $86,000 under the April Note.

As of the date of this Notice: -

The April Note has matured (May 15, 2025) and is in payment default. -

The February Note remains outstanding and not yet matured; however, PixelArc elects to convert the full loan balance at this time pursuant to its rights under the Security Agreement and the terms outlined in the Equity Conversion Proposal dated May 19, 2025, which received approval from the Company’s Board of Directors.

Pursuant to the Proposal, and consistent with the Company’s prior board-approved share issuances, PixelArc hereby elects to convert the outstanding principal into 246,666 shares of GITS common stock, based on a conversion price of $0.70 per share.

Reservation of Rights and Related Terms

PixelArc reserves the following rights in full and without waiver:

1. The right to receive equivalent or superior terms, including but not limited to warrants or other equity-linked securities, on terms no less favorable than those offered to similarly situated investors in connection with recent or forthcoming capital transactions, for the period from February 2025 through December 2025. PixelArc anticipates that this may include warrant coverage in the same proportion to the shares issued as granted to other investors.

2. The right to board-level participation, including the designation of a non-voting board observer or equivalent strategic consultation rights, for so long as PixelArc directly or indirectly holds 5% or more of the Company’s outstanding equity securities.

3. The right to collect any unpaid interest, late fees, or other charges accrued under the Loan Agreements that are not expressly converted by this Notice.

4. The right to enforce all remedies available under the Loan Agreements and the Security Agreement in the event that the Company fails to timely issue the shares as set forth herein or otherwise breaches its obligations.

For the avoidance of doubt, PixelArc considers interest on the converted principal to accrue until the effective date on which the common stock is legally issued and entered into the Company’s stock ledger, at which point the converted portion shall be deemed fully satisfied in principal.

Conclusion

This Notice is delivered in good faith as part of a cooperative resolution of outstanding obligations and to support the stabilization of the Company’s capital structure. PixelArc respectfully requests that the Company confirm receipt of this Notice and provide written acknowledgment of the expected timeline for share issuance.

Respectfully submitted,

Amy Shi

Chief Executive Officer

PixelArc LLC